SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 2, 2007

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49802	77-0467272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Winchester Circle

Los Gatos, CA

95032

(Address of principal executive offices)

(Zip Code)

(408) 540-3700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On April 2, 2007, the Board of Directors of the Registrant appointed Charles Giancarlo as a member of the Board. Mr. Giancarlo has accepted this appointment. The Registrant issued a press release on this appointment which is attached hereto as Exhibit 99.1.

As it does with all directors and executive officers, the Registrant has entered into an indemnification agreement with Mr. Giancarlo. The indemnification agreement requires the Registrant to indemnify Mr. Giancarlo, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Registrant. See the Registrant’s Form of Indemnification Agreement filed with the Securities and Exchange Commission on March 20, 2002 as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1/A.

In addition, like the Registrant’s other non-employee directors, Mr. Giancarlo will receive stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee director of the Registrant in consideration for services provided to the Registrant and subject to the terms and conditions of the Company’s 2002 Stock Plan. The actual number of options to be granted is determined by the following formula: $10,000 / ([fair market value on the date of grant] x 0.25). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value as reflected by the closing price on the date of the option grant. Mr. Giancarlo will not receive cash for his services he provides as a director but may be reimbursed for his reasonable expenses for attending Board meetings.

There are no related party transactions between the Registrant and Mr. Giancarlo that are subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

99.1	Press release dated April 4, 2007 by Netflix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.
Date: April 4, 2007

/s/ Barry McCarthy
Barry McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1*	Press release issued by Netflix, Inc. on April 4, 2007.

*	This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934.